Exhibit 10.36
PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXCLUSIVE LICENSE AGREEMENT
     This EXCLUSIVE LICENSE AGREEMENT (hereinafter called this “Agreement” is made and effective as of the 15th day of June, 2006 by and between:
Laboratorios Sophia, S.A. de C.V. a legal entity duly organized and existing under the laws of Mexico, having its principal office of business at Av. Hidalgo 737, Colonia Centro, Guadalajara, Jalisco, C.P.44 100, Mexico (“SOPHIA”);
And
SIRION Therapeutics, Inc., a legal entity duly organized and existing under the laws of the State of Florida, U.S.A., having its principal office of business at 3110 Cherry Palm Drive, Suite 340, Tampa, Florida 33619, U.S.A. (hereinafter called “SIRION”);
WITNESSETH:
     WHEREAS, SOPHIA is the owner of patent rights in certain areas of the world, including the United States, to topical ophthalmic formulations containing “Cyclosporin A” (hereinafter defined in detail); and
     WHEREAS, SOPHIA has exclusive licensing rights, throughout the world, including the United States, for said ophthalmic formulations containing Cyclosporin A; and
     WHEREAS, SOPHIA desires to grant SIRION an exclusive license (the “License”) to develop, use, obtain governmental approval for, manufacture, sell, distribute, and promote an ophthalmic solution containing Cyclosporin A in the Territory (hereinafter defined), according to the, terms and conditions set forth herein, and SIRION wishes to receive such license and the obligations therein; and
     WHEREAS, SOPHIA and SIRION understand and acknowledge that the exercise of this Agreement by either Party may result in the creation of new inventions or discoveries.
     NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SOPHIA and SIRION (SOPHIA and SIRION collectively called “Parties” and/or individually called “Party”, and all other entities not hereto named will be referred to as “Third Parties” hereby agree as follows:

Article 1
Definitions
     1.01 The following terms used in this Agreement shall have the meanings set forth in this Article 1, unless the context clearly requires otherwise, and the singular shall include the plural and vice versa. All other terms shall be afforded their generally accepted legal definitions.
     “Compound” shall mean a certain chemical substance having the chemical structure of Cyclo[[(E)-(2S,3R,4R)-3- hydroxy-4-methy-2-(methylamino)-6-octenoyl]-L-2-aminobutyryl-N-methylglycyl-N-methyl-L-leucyl-L-valyl-N-methyl-L-leucyl-L-alanyl-D-alanyl-N-methyl-L-leucyl-N-methyl-L-leucyl-N-methyl-L-valyl]. This Compound is also referred to as “Cyclosporin A.”
     “Product” shall mean a the topical ophthalmic solution containing the Compound as an active ingredient at [* * *], for the treatment of ophthalmic diseases and a ophthalmic carrier solution referenced in US Patent # 6,071,958 known as “Sophisen”. The Product is already commercialized in Mexico under the trademark of “Modusik-A”.
     “Effective Date” shall mean the date first above written on which this Agreement was signed by the Parties and shall become effective.
     “First Commercialization” shall mean the date of the first commercial offer for sale by SIRION of the Product in commercial quantities to a Third Party in the Territory according to the terms of this Agreement.
     “Governmental Approval” shall mean any kind of approvals by the United States Food and Drug Administration (“U.S. FDA”) or equivalent future governmental authority in the Territory, necessary to commercialize the Product in the Territory, including, without limitation, any approvals necessary for the development, manufacture, distribution, and sale of the Product in the Territory.
     “Territory” shall mean the United States of America as well as Puerto Rico, Guam, the U.S. Virgin Islands, and any other U.S. territories and possessions.
     “Cumulative Net Sales” shall mean the total Net Sales made according to this Agreement that start to accumulate from the First Commercialization and may be calculated at any given time during the term of this Agreement.

     “Net Sales” shall mean the gross invoiced amount charged by SIRION to sell the Product to Third Parties in the Territory, less (a) all normal and customary deductions of any type or nature (such as, e.g., returns, credits, refunds, discounts, allowances, rebates, chargebacks and adjustments); and (b) freight, shipping, insurance costs, customs, duties, taxes and other governmental charges and surcharges imposed upon the sale or distribution of the Product. However, the deductions under this definition may not exceed [* * *] of the gross’ invoiced amount. For the purpose of clarification, the gross invoiced amount and deductions thereof apply to aggregate, rather than individual, sales of the Product, and do not apply to sales of anything other than the Product, even if sold simultaneously with the Product.
     “Patent Rights” shall mean granted under U.S. Patents No.6,071,958 issued June 6, 2000 for “Sophisen” as well as any and all reissues, re-examinations, and patent term extensions thereof.
     “Quarterly Period” shall mean each calendar quarter commencing January 1st, April 1st. July 1st and October 1st and running through, respectively, the following March 31st, June 30th, September 30th, and December 31st.
     “Technical Information & Know-How” shall mean any and all scientific and clinical data and knowledge which relate to the Product or the Compound, which are necessary or useful for the practice of the Patent Rights and the grant of this Agreement, including without limitation, the development of the Product, obtaining Government Approval, and the manufacture and sale of the Product in the Territory.
     “Development Activity” shall mean any and all tests, studies and other activities for SIRION to research and develop the Product, including but not limited to activities to obtain and maintain the Governmental Approval in the Territory.
     “Financial Year” shall mean the annual twelve-month period that begins on January 1st in a given year and runs through December 31st of that year.
     “FDA” shall mean the United States Food and Drug Administration.
Article 2
Grant License
     2.01 SOPHIA hereby grants by way of a license to SIRION, and SIRION hereby accepts, a sole and exclusive, running royalty-bearing license under the Patent Rights and using the Technical Information & Know-How to make or have the Product made, develop, manufacture, use, market, offer to sell, and sell the Product, in the Territory. This license shall not include the right for SIRION to sell the Product from the Territory to any party outside of the Territory. The license granted to SIRION herein shall not include the right to grant further licenses or sub-licenses to any third party without the prior written consent of SOPHIA, such con not to be unreasonably withheld. Nothing in this Agreement shall’ affect, and SOPHIA shall retain the right to grant, other sub-licenses to the Product outside of the Territory.
     2.02 SOPHIA hereby represents that it has the full right and authority to enter into this Agreement, to grant the licenses provided herein and to perform its obligations hereunder. SOPHIA further represents and warrants that neither it, nor any of its affiliates or subsidiaries, shall assert the rights granted to SIRION under this Article 2 in the Territory for the term of this Agreement. SOPHIA’ additionally represents and warrants that as of the Effective Date it has not licensed the right’ to import the Product into the Territory from outside the Territory to a Third Party, nor will it do so itself or by way of a license to a Third Party for the term of this Agreement.
     2.03 SIRION represents and warrants that SIRION will comply, with all applicable governmental laws and regulations relating to the development, marketing, sale, distribution, and promotion to sell of the Product in the Territory.
     2.04 Notwithstanding Section 2.01 above, SIRION shall have a right to contract for manufacture of the Product in whole or in part with any Third Party in the Territory and subject to obtaining prior written approval of SOPHIA, such approval not to be unreasonably withheld, until such time as SOPHIA can make or have the Product made in an FDA-approved manufacturing facility suitable for production of the Product.
     2.05 Further to Section 2.04 above, if SOPHIA at any point in the future does manufacture the Product for SIRION pursuant to this Section 2.04, it shall do so on a “most-favored customer” status as to price and all other material terms, i.e. SOPHIA shall manufacture the Product for SIRION at least at the lowest price and, most favorable terms it offers to any other of its customers. If the price offered to SIRION is higher than the current price paid to the FDA approved manufacturer in use at the time of the FDA approval of the SOPHIA manufacturing facility, SIRION will have the right to continue to purchase the product from said manufacturer.
Article 3
Term of Agreement
     3.01 This Agreement and the license granted therein shall become effective as of the Effective Date and shall continue in effect until the later of (i) ten (10) years from the First Commercialization, or (ii) the expiration or invalidation of all of the Patent Rights. At the expiration of the term of this Agreement as stated in this article, but not its termination according to Article 17, SIRION shall have a fully paid-up, perpetual right to the Technical Information & Know-How.
Article 4
Technical Information and Know-How
     4.01 Within a reasonable period after the Effective hate, SOPHIA shall provide SIRION with documentation of all Technical Information and Know-How, known to and reasonably available to SOPHIA at the Effective Date, already translated into the English language. SIRION will be required to conduct any translations of the Technical Information and Know-How of this section into a language other than English at its own expense and risk. Specific items to be transferred include, but are not limited to, manufacturing processes, non-clinical study data, and clinical study data.
     4.02 SOPHIA represents and warrants that the Technical Information and Know-How provided to SIRION according to this article shall be reasonably sufficient for SIRION to effectively exercise the rights granted to it by this Agreement.
     4.03 SIRION shall not use any Technical Information and Know-How provided under this Agreement for any purpose other than the development, manufacture and commercialization of the Product during the term of this Agreement or anytime thereafter.
     4.04 SIRION agrees and acknowledges that clinical data and information of the Technical Information and Know-How may not comply with applicable regulatory requirements, codes and regulations including Good Laboratory Practice and Good Clinical Practice, and that any failure to apply and utilize for the Development Activities for obtaining Governmental Approval shall not be deemed a breach by SOPHIA of this Agreement. Accordingly, if SIRION were to be requested or required to conduct an additional clinical study, re-clinical study, or re-non-clinical study for the clinical data, non-clinical data, and information involved in Technical Information and Know-How, SIRION shall conduct them at its sole cost and risk.
Article 5
Product Development and Governmental Approval
     5.01 SIRION represents and promises that it will make a commercially diligent and reasonable effort to, at its own expense and risk, develop, market, and promote the sale of the Product in the Territory, including, but not limited to, performing all activities and preparation, filing, and support of the application documents necessary to obtain Governmental Approvals in the Territory. Specifically, SIRION shall be responsible for any and all clinical trials required to obtain Governmental Approval, including those done on humans, at its sole cost and risk.
     5.02 SOPHIA shall provide SIRION with access to any and all documents in its possession that might be required by SIRION to obtain Governmental Approval and not otherwise provided by this Agreement, upon SIRION’s request, and in the English language if possible. hi the event that SIRION requires the presence of personnel of SOPHIA in the Territory or at any location outside Guadalajara, Mexico, S1RION shall provide SOPHIA, with reasonable anticipation, a proposed agenda for the travel. In this case all travel, accommodation and food expenses of SOPHIA’s personnel shall be borne by SIRION.
     5.03 Occasionally, but at least [* * *], SIRION shall provide SOPHIA with the written report concerning the progress of all Development Activities and of obtaining Governmental Approval. Further, SIRION shall promptly notify SOPHIA upon obtaining any Governmental Approval in the Territory.
     5.04 Within [* * *] days after the Effective Date, SIRION shall provide SOPHIA with a development plan and schedule of the Product in the Territory (the “Development Plan and Schedule”) for SOPHIA’s review and comment. SOPHIA shall provide SIRION with SOPHIA’s comments and advice, and SIRION shall take SOPHIA’s comments and advice into consideration for the Development Plan and Schedule. In the event that SIRION renews or updates the Development Plan and Schedule, above procedure shall again be applied.
     5.05 Notwithstanding anything else to the contrary stated herein, in the event that the schedule of the Development Plan and Schedule is delayed due to SIRION’s complete omission and gross negligence, SOPHIA shall have a right to notify SIRION :thereof and if SIRION fails to remedy the situation in all material respects within [* * *] days after receiving SOPHIA’s notice then SOPHIA shall have the option, upon notice to SIRION, to terminate this Agreement.
     5.06 Upon the request of SOPHIA, SIRION shall provide SOPHIA with any data, information and result (the “Results”) generated from the Development Activities. SIRION agrees and acknowledges that SOPHIA and its affiliates, subsidiaries, or sub-licensees shall have the right to use the Results for the sole purposes of development, manufacture, obtaining the governmental approval and sale of the Product outside of the Territory without any compensation to SIRION. SIRION shall provide SOPHIA with the reliability assurance certificates that the Results would be generated by SIRION in compliance with applicable GLP (Good Laboratory Practice), GCP (Good Clinical Practice).
     5.07 Upon the request of SOPHIA, SIRION shall provide SOPHIA with any and all copies of the New Drug Application Dossier (“NDA”) submitted to the FDA for obtaining the Governmental Approval and copy of certificate of Governmental Approval. SIRION agrees and acknowledges that SOPHIA and its affiliates, subsidiaries, or sub-licensees shall have the right to use, free of charge, such copies of the NDA and copy of certificate of Governmental Approval for the sole purposes of development, manufacture, obtaining the Governmental Approval and sale of the Product outside of the Territory without any compensation to SIRION.
     5.08 If SIRION, in its reasonable but sole business judgment, no longer wishes to develop, obtain Governmental Approval for, or commercialize the Product according to this Agreement, it shall notify SOPHIA of this fact and the Parties shall discuss a resolution thereof. In such a case, with the express written permission of SOPHIA, such permission not to be unreasonably withheld, the terms of this Agreement may be altered or the entire Agreement terminated according to the terms of Section 17.04. In the event of a termination of the Agreement under this section, SIRION shall have [* * *] to pay SOPHIA any outstanding debts remaining under this Agreement.
     5.09 In the event that SIRION have not obtain the Governmental Approval as of the [***], then SOPHIA shall have the option, upon notice to SIRION, to terminate this Agreement.

Article 6
Marketing
     6.01 Within [* * *] of obtaining Governmental Approval, SIRION shall launch, promote, and sell the Product in the Territory.
     6.02 SIRION shall, in advance of any sales or distribution, furnish SOPHIA with a copy of the package inserts included with the Product, and thereafter, any revised version thereof. In all cases the inserts shall include the notice that the Product is sold under License of SOPHIA.
     6.03 SIRION shall prepare, at its own costs and expenses, appropriate marketing, advertising and promotional material for the Product.
     6.04 At least [* * *] months before the occurrence of First Commercialization, SIRION shall submit to SOPHIA a sales forecast of the Product covering the [* * *] Financial Years after the Financial Year of the First Commercialization, addressing each subsequent Financial Year separately, including a forecast of a sales peak of the Product and its timing, for SOPHIA’s review.
Article 7
Governance
     7.01 In an effort to facilitate this Agreement, the Parties together shall form a development and commercialization committee (hereinafter referred to as the ‘Joint Committee’ or “JC”) comprised of members from each Party, the purpose of which is to oversee and achieve the individual Party requirements, including those of Articles 4, 5, and 6, as well as the ultimate success of the Agreement. With respect to the clinical and regulatory development of the Product, the JC shall be advisory in nature, but shall not interfere with the judgment of SIRION as to the best course of action to achieve a regulatory approval and maximize commercial potential.
     7.02 Within ninety (90) days of the Effective Date, the Parties shall form the JC comprised of at least one (1) and up to three (3) members from each Party, provided that the number from each Party be equal at all times. The JC committee members shall work in mutual cooperation to achieve the purpose of the JC. A Party’s members on the JC may be employees or consultants of, or other individuals that are contractually bound to, such Party, and have agreed to be bound by the terms of confidentiality and other pertinent provisions of this Agreement. The agenda of the JC shall include the issues that each Party desires to discuss at the JC, taking into consideration the requirements of this Agreement. and the stated purpose of the JC. Each JC member shall have expertise in a relevant discipline, such as pre-clinical development, clinical and/or regulatory affairs, business development, or sales or marketing. Each Party shall retain the right to change its representatives to the JC from time to time, upon prior written notice to the other Party, or to appoint one or more temporary substitutes to serve in the place of an absent member(s), said substitutes to be bound by the same duties and obligations of the members. In the event that the JC cannot come to a decision regarding an issue, then the matter will be referred to one executive representative from each Party who are not already members of the JC, who will discuss the matter in an effort to resolve the disagreement. It is noted that the JC does not have the right to amend or waive compliance with the terms and conditions of the Agreement or approve actions of the Parties inconsistent with the Agreement.
     7.03 The JC shall meet at least once every six (6) months, or more frequently as either Party may request, at such times and at such locations as shall be mutually agreed by the Parties. In regards the locations the Parties agree to meet once in Mexico and once in the USA, alternatively. Meetings of the JC may be held in person, by teleconference or by videoconference. The JC members shall set any other rules and protocols of the JC in good faith.
Article 8
Trademark
     8.01 SIRION shall have the right to select the trademark to be used in connection with its marketing of the Product subject to obtaining prior written approval I of SOPHIA, such approval not to be unreasonably withheld. In this case, SIRION shall, at its sole cost and risk, and at its option (after discussion with SOPHIA), file to obtain the registration of the trademark in the Territory, and thereafter maintain the trademark. Any trademark submitted by SIRION to SOPHIA shall be deemed approved by SOPHIA [* * *] business days after its submission, unless SIRION receives from SOPHIA written objection within this [* * *] day period.
     8.02 In the event that SOPHIA or its sub-licensees desire to use a trademark made by SIRION under this article in certain countries or areas outside of the Territory, they may do so only with the consent of SIRION, which shall not be unreasonably withheld. The Parties shall discuss and work in good faith to agree upon terms for such use in advance of such use.
     8.03 In the event that SIRION desire to use Modusik-ATM (trademark of SOPHIA), in connection with its marketing of the Product, it may do so, free of charge, during the term of this Agreement. In this case, SIRION shall file to obtain the registration of the trademark in the Territory in the name of SOPHIA. SOPHIA shall bear all cost resulting thereof, and shall remain as the owner of the trademark.
Article 9
Availability of the Compound
     9.01 SIRION shall procure the Compound necessary for manufacture the Product for Development Activities and for manufacture of the commercial Product, and shall file the Drug Master File to the FDA and maintain it, at its sole cost and responsibility. SOPHIA shall cooperate with SIRION in providing the information necessary for manufacturing of the Compound, provided, however, that the information provided by SOPHIA will be limited to that within the possession of SOPHIA as of the Effective Date. For the purpose of confirmation, this article does not impose upon SOPHIA any obligations to provide or obtain any data or information which is not in possession of SOPHIA, nor to conduct any test or study specifically for the benefit of SIRION.
Article 10
Payments and Royalties
     10.01 In consideration of and in exchange for SOPHIA’s grant of the exclusive license in the Territory in accordance with Article 2 above, SIRION shall, during the term of this Agreement, make payments to SOPHIA based on the happening of events and/or sales totals, as well as royalties on sales.
     (a) Event Payments

Milestone Event:	Amount of Payment due:
[* * *]	[* * *]
     (b) Royalties. For [* * *], SIRION shall pay SOPHIA a royalty of [* * *] of its Net Sales during each Quarterly Period that there are Net Sales under this Agreement. This royalty rate shall apply even if there are Net Sales for only part of the Quarterly Period or the Agreement is in effect for only part of a Quarterly Period in which Net Sales occur.
     10.02 Event and Sales Payments. Unless otherwise provided herein, no event or sales payments to SOPHIA under this article shall be refundable in whole or in part, except in the case of overpayment. Each of the foregoing payments shall be payable one time only, even if the event occurs on more than one occasion. Each payment shall be: due and payable in full by SIRION within [* * *] of completion of the applicable milestone, even if this Agreement terminates after such event occurs.
     10.03 Royalty Payments.
     (a) SIRION shall make and keep true and accurate records of its of the Product in the Territory. These records shall be sufficient to prove the accuracy of SIRION’s calculations of the above royalties payable to SOPHIA. SIRION shall keep relevant records for [* * *] from the date that SIRION has made a specific royalty payment. Upon SOPHIA’s demand, SIRION shall provide SOPHIA with a copy of such sales records.
     (b) SOPHIA shall have the right to inspect, at its own expense, the records prepared and kept in accordance with the above Section 10.03(a). This inspection shall be carried out by a certified public accountant designated by SOPHIA on a confidential basis, for the sole purpose of verifying the accuracy of any SIRION royalty payments for all or any portion of a period not exceeding [* * *] after the date of that royalty payment. This inspection shall be carried out during usual business hours at SIRION’s appropriate facility. The fees and expenses of the accountants performing such inspection shall be borne by SOPHIA, as the case may be, unless any amount actually due exceed [* * *] or more of amounts reported, in which case SIRION shall bear the costs and expenses of such inspection.
     (c) Royalty payments made under this article shall be due in full from SIRION within [* * *] of the end of the applicable Quarterly Period. All royalty payments shall include an accounting of the actual amount of the Product sold, the Net Sales calculation.
     (d) Unless otherwise expressly provided herein, no royalty pay to SOPHIA under this Agreement shall be refundable in whole or in part, except for the case of overpayment.
Article 11
Method of Payments
     11.01 Any payment from SIRION to SOPHIA under this Agreement including those under Article 10, shall be remitted to the bank account designated by SOPHIA in United States Dollar currency by means of a wire transfer, for which SIRION will pay any commission fees and associated costs.
Santander Overseas Bank, Puerto Rico
Account: [* * *]
ABA: 0215 02341
Swift: BKTRUS33
Beneficiary: Laboratorios Sophia SA de CV
     SIRION is responsible for, at its own cost, going through all the formalities required by making remittance of the payments under this Agreement according to relevant prevailing local laws.
     11.02 SOPHIA and SIRION shall take any and all necessary steps or the payment to be made under this Agreement in accordance with the Convention for Avoiding Double Taxation between US and Mexico.
Article 12
Exchange of Information and Reports
     12.01 From time to time during the term of this Agreement, the Parties shall exchange, free of charge, clinical and commercial data and information regarding the Compound or Product, including applicable Technical Information and Know- that comes to either Party’s attention or is generated by either Party during the term of this Agreement. SIRION shall not use the information it receives under this article for any other purpose than the performance of this Agreement.
     12.02 Within a reasonable time following the Effective Date, the Parties shall negotiate in good faith and execute a mutually acceptable pharmacovigilance agreement, and they shall perform their respective obligations in accordance with such agreement. SIRION shall be responsible, at its expense, for all pharmacovigilance in the territory and for compliance with all applicable laws, regulations and requirements in connection therewith, and SOPHIA shall be responsible, at its expense, for all, pharmacovigilance in Mexico, such that it has governmental approval for the Product there, and for compliance with all applicable laws, regulations and requirements in connection therewith. The Parties acknowledge that the pharmacovigilance agreement shall also cover the exchange of safety data relating to the Product.
     12.03 SOPHIA shall have the right to disclose any mat disclosed by SIRION under this article, to any Third Party, free of charge to that Third Party, including SOPHIA’s existing and future licensees outside the Territory.
     12.04 SIRION shall not use any materials provided under this article for any purpose other than the ophthalmological use of the Compound or of the Product as a result of the exercise of this Agreement.

Article 13
Maintenance of the Patent Rights
     13.01 SOPHIA shall be responsible for the maintenance of the Patent Rights, including by payment of any fees required therein, and accordingly represents and warrants that it will do so for the term of this Agreement. SOPHIA shall provide yearly updates to SIRION regarding the status of the Patent Rights included in this Agreement.
Article 14
Patent Litigation
     14.01 In the event that SIRION is aware of or suspects that a Third Party is violating the Patent Rights, it shall immediately notify SOPHIA of this fact. Thereafter, the litigation or settlement of such a matter will be SIRION’s responsibility and at its cost, provided that SOPHIA shall have the option, but not the obligation, to participate in any litigation or settlement thereof. If SOPHIA decides to participate in such litigation or settlement, the Parties shall cooperate for a mutually beneficial resolution of the matter, including the distribution of any monetary award. In the event that SOPHIA declines to participate in such litigation or settlement, SIRION shall have the right to pursue a remedy for its own benefit at its sole cost and responsibility, however, SIRION shall obtain the prior written consent of SOPHIA before any settlement thereof, such consent not to be unreasonably withheld. SOPHIA shall provide reasonable assistance, without any monetary obligation, to SIRION in the enforcement of any patent rights infringement claims, regardless of whether or not SOPHIA participates in such litigation or settlement.
     14.02 In the event that SIRION is sued by a Third Party for patent infringement for its exercise of the rights granted by this Agreement, it shall immediately notify SOPHIA of this fact. Thereafter, the defense or settlement of such a matter will be SIRION’s responsibility and at its cost, provided that SOPHIA shall have the option, but not the obligation, to participate in any litigation or settlement thereof. If SOPHIA participates in such a matter, the Parties shall cooperate for a mutually beneficial resolution of the matter. In the e that SOPHIA declines to participate in such a matter, SIRION shall obtain the prior written consent of SOPHIA before any settlement thereof, such consent not to be unreasonably withheld. SOPHIA shall provide reasonable assistance, without any monetary obligation for the payment of damages, losses, settlements or litigation expenses and any other form of running royalty or compensation to such Third Party, to SIRION in the defense of patent infringement claims, regardless of whether or not SOPHIA participates in such litigation or settlement.
Article 15
New Inventions or Discoveries
     15.01 Any new inventions or discoveries, whether patentable or not, made by the Parties jointly or solely by SIRION as a result of the exercise of this Agreement, shall be the SOPHIA’s property. SIRION shall have the first refusal right to execute and new license agreement for such new inventions or discoveries in the field of ophthalmics inside of the

Territory. In this case, the Payments and Royalties conditions of the new license agreement shall be the same as the established in the Article 10 of this Agreement [* * *]. The Parties shall cooperate in any patent application procedures for inventions or discoveries made under this section.
Article 16
Representations and Warranties
     16.01 SOPHIA SHALL MAKE NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT MANUFACTURED AND/OR SOLD HEREUNDER INCLUDING WITHOUT LIMITATION ANY WARRANTY OF THE MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OF THE PRODUCT SOLD BY SIRION.
     16.02 SOPHIA SHALL MAKE NO WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, THE PATENT RIGHTS, TECHNICAL INFORMATION AND KNOW-HOW AND PRODUCT MANUFACTURED AND/OR SOLD HEREUNDER WILL NOT INFRINGE ANY THIRD PARTY’S INDUSTRIAL PROPERTY IN THE TERRITORY.
Article 17
Termination
     17.01 Notwithstanding the term of this Agreement, defined in Article 3, either Party may terminate this Agreement (and all obligations therein) at any time by giving written notice to the other Party in the event that:
     (i) the other Party materially defaults on this Agreement, or is in breach of the performance of any material obligation imposed on it by this Agreement, and such breach or default is not remedied in all respects within [* * *] days of receipt of a written demand from the notifying Party to cure the breach or default; OR
     (ii) the other Party shall have become insolvent or bankrupt, or shall have made a general assignment for the benefit of its creditors, or any case or proceeding s have been commenced by or against the Other Party in bankruptcy or seeking reorganization, liquidation, dissolution, or any such relief under any bankruptcy, insolvency, reorganization or other similar act or law, and any such event shall have continued for [* * *] days undismissed or undischarged.
     17.02 If this Agreement is terminated at the request of SOPHIA in accordance with this article SIRION shall promptly cease its development activities, and/or commercial activities, as the case may be, concerning the Product, and, at its option, destroy the Product then stocked by SIRION, or sell the remaining inventory of the Product and settle its obligation, if any, to pay any royalties or other payments due under this Agreement within [* * *] days after the termination thereof. Additionally, upon SOPHIA’s request, SIRION shall return to SOPHIA all the Technical

Information and Know-How provided by SOPHIA under this Agreement and shall assign to SOPHIA, without any compensation, all the rights, titles and interests pertaining to the Product.
     17.03 Expiration or termination of this Agreement shall not affect the rights and obligations of the Parties which are expressly intended to survive expiration or termination of the Agreement, including, without limitation, those rights and obligations set forth in this article.
     17.04 In the event of any termination (but not expiration) of this Agreement, at SOPHIA’s request, SIRION will arrange for the transfer of any and all of the title and interest in any of the Governmental Approvals for the Product, including any related documents, free of charge, to SOPHIA or any third party that SOPHIA designates. Additionally, in the event of any termination of this Agreement, at SOPHIA’s request, SIRION will return any information and materials provided to it by SOPHIA, including the Technical Information and Know How, and provide SOPHIA, free of charge, with any information and material including raw data, related to the Product, that it produced as a result of this Agreement. SOPHIA shall have a right, without compensation to SIRION, to use or to have any third party use such information, materials, raw data for any purpose. For the purpose of clarification, in the event that this Agreement terminates according to this article, then SIRION shall not have the continuing right to the Technical Information & Know-How that is stated in Article 3.
Article 18
Confidentiality
     18.01 Both Parties hereto undertake to keep confidential all of the information and reports, materials, data, results of the investigations and other materials regarding the Compound or the Product which is received from or provided by the other Party under this Agreement, including Technical Information and Know-How under Article 4, and is marked or otherwise indicated that the same is confidential in nature (hereinafter collectively called “Information” in this article), provided, however, that such Information as itemized below shall be excluded from this confidentiality obligation:
     (i) Information which was at the time of disclosure in the public domain;
     (ii) Information which after the time of disclosure became a part of the public domain, through no fault or act of omission by the recipient Party;
     (iii) Information which was at the time of disclosure lawfully in the recipient’s possession on a non-disclosure basis;
     (iv) Information received from any Third Party who has no obligation to keep the Information confidential against any of Parties hereto;
     (v) Information which may be disclosed to Third Parties according to the terms of this Agreement; OR

     (vi) Information which both Parties hereto agree in writing to disclose to a Third Party or to make public; provided, further, that the recipient Party shall have t proof for proving the fact that the Information in question falls into the category of any of the exceptions herein above.
     18.02 Notwithstanding the provisions of this article, SIRION may disclose the Information disclosed by SOPHIA to its directors, officers, employees, consultants or contract workers, engaging in any activity for the development or commercialization of the Product including clinical studies and other activities for obtaining the Governmental Approval in the Territory and contract manufacturer of the Product under Section 2.04, so far as the disclosure is necessary for their performance of such activity, provided, however, that SIRION shall take any adequate measure to cause such persons to keep the information disclosed confidential under the same conditions provided in any provision of this Agreement.
     18.03 Notwithstanding the provision of this article, SOPHIA may, disclose the Information disclosed by SIRION, to its licensees, officers, employees, consultants or contract workers engaging in any activity for the commercialization of the Product including clinical studies and other activities for obtaining and maintaining the Governmental Approval outside the Territory, or for obtaining patent rights including any patent application and prosecution of the patent application, so far as the disclosure is necessary for their performance of such activity, provided, however, that SOPHIA shall take any adequate measure to cause them to keep the Information disclosed confidential under the same conditions provided in this article of this Agreement.
     18.04 Notwithstanding this article, a Party (a “disclosing Party”) may disclose the Information of the other Party (the “nondisclosing Party”) in response to a valid order of a court or any governmental agency or regulatory body or as otherwise required by law or regulation or the requirements of the exchange or listing body on which a disclosing Party’s securities are listed; provided that, the disclosing Party notifies the non-disclosing Party of such requirement so that the non-disclosing Party may seek a protective order or other appropriate remedy; and provided further that, in the event that no such protective order or other remedy is obtained, then the disclosing Party will furnish only that portion of the nondisclosing Party’s Information which it is advised by counsel it is legally required to furnish and will exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded the Information so furnished.
     18.05 The provisions of this article shall survive for [* * *] years upon the expiration or early termination of this Agreement.
Article 19
Publication and Publicity
     19.01 Neither Party shall use the name of the other Party in any publicity or advertising without the prior written approval of an authorized representative of that other party.
     19.02 Each Party agrees not to issue any public statement, press release or other disclosure to

Third Party concerning the existence of or terms of this Agreement, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, provided however that neither Patty will be prevented from complying with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange or related body. The Party desiring to make such public announcement or other disclosure shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure.
Article 20
Governing Laws and Arbitration
     20.01 This Agreement shall be governed by and interpreted in accordance with the Laws of the United States of America.
     20.02 All disputes, controversies or differences which may arise between the Parties hereto or for the breach thereof shall be referred to and settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce as currently in force by one or more arbitrators appointed under such Rules. Such arbitration here shall be conducted in the English language and shall be held in Mexico if the arbitration is requested by SIRION, and in the United States if the arbitration is requested by SOPHIA. The determination of the arbitration shall be final, binding and conclusive upon the Parties hereto. Notwithstanding anything herein to the contrary, the relevant cure periods for breach under this Agreement shall toll while either Party pursues resolution to a dispute through arbitration.
Article 21
Parties in Interest
     21.01 Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.
Article 22
Independent Contractor Status, No Agency
     22.01 SOPHIA’s and SIRION’s activities hereunder shall be conducted as independent contractors and no agency relationship shall exist between the parties.
Article 23
Force Majeure

     23.01 Neither Party hereto shall be liable for any failure to perform as required through this Agreement by reason of Force Majeure, to the extent s failure to perform is due to circumstances reasonably beyond the control of such Party, such ‘as requisition or interference by any government, state or local authorities, war, strikes, lockout or other labor disputes, civil disorders or commotions, act of aggression, acts of God, energy or Other conservation shortages, disease, or occurrences of a similar nature.
     23.02 If and when any Party is hindered in its performance of its obligations under this Agreement by reason of Force Majeure, the performance of those obligations shall be suspended for the duration of, but not longer than, the continuance of such circumstances.
     23.03 Either Party hereto whose performance of obligation has been hindered by reason of Force Majeure shall inform the other Party immediately, and shall use its reasonable best effort to overcome the effect of the Force Majeure.
Article 24
Authentic Text
     24.01 This text of this Agreement in the English language shall be authentic text, and any text in another language, even if such text is made by translation of this text of this Agreement or prepared by any of the Parties hereto for any purpose, shall have no meaning for any purpose between the Parties hereto.
Article 25
Entire Agreement
     25.01 This Agreement shall constitute the entire agreement between the Parties hereto concerning the subject matter hereof and shall supersede any other agreements, whether oral or written, express or implied, and may not be changed or modified or revised except as specifically agreed upon by the Parties hereto in a written: document bearing the respective signatures of the authorized officers.
Article 26
Separability
     26.01 Even in the event that any portion of this Agreement shall be held illegal, void, ineffective or unenforceable, the remaining portion shall remain in full force and effect.
     26.02 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, such terms and provisions shall be deemed inop to the extent that may conflict therewith and shall be deemed to be modified to conform 1 such statute or rule of law.

     26.03 In the event that -the terms and conditions of this Agreement are materially altered as a result of the provision in Section 25.01, or other sections of this Agreement, the Parties will re-negotiate the terms and conditions of this Agreement to resolve any inequities.
Article 27
Notice
     26.01 Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by an internationally recognized overnight courier, (iii) delivered by facsimile transmission to the Party, at the address or facsimile number set forth below for such Party or such other address or facsimile number as a Party may from time to time designate by written notice to the other:

If to SOPHIA:	If to SIRION:
Eleuterio Lopez Sanchez	Barry Butler
Av. Hidalgo 737, Colonia Centro	3110 Cherry Palm Drive, Suite 340
Guadalajara, Jalisco, C.P. 44100	Tampa, FL 33691
Mexico	USA
Facsimile: (33) 3942-5644	and
Reid Haney
Ward Rovell, Professional Association
101 E. Kennedy Blvd.
Suite 4100
Tampa, FL 33602
U.S.A.
Facsimile: (813) 222-8701
     26.02 Any such notice shall be deemed to have been received the addressee where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.
     IN WITNESS WHEREOF, SOPHIA and SIRION have caused this Agreement to be executed in duplicate counterparts by their duly authorized officers, each fully executed copy hereof to be deemed as original, as of the date and year first above written.

SOPHIA:		SIRION:
Laboratorios Sophia		SIRION Therapeutics, Inc.

Signature:	/s/ Eleuterio L. Sanchez	Signature:	/s/ Barry Butler

Name:	Eleuterio Lopez Sanchez	Name:	Barry Butler
Title:	General Director	Title:	Chief Executive Officer
Name:	Hector E. Hernandez Magos
Title:	Attorney In Fact

WITNESSES

Signature:	/s/ Fernando Manuel Tamez Orozco	Signature:

Name:	Fernando Manuel Tamez Orozco	Name:

Signature:		Signature:

Name:	Jose Ruben Tornero Montano	Name: